MANUFACTURING AND MARKETING LICENSE AGREEMENT

THIS AGREEMENT dated as of the 19th day of March, 1998.

BETWEEN:

         JAZOR LABORATORY GROUP, INC.
         Box 3569
         Pompana Beach, Florida
         33072

         ("Jazor")

                                     OF THE FIRST PART

AND:
         MANLOE LABS, INC., a
         corporation incorporated pursuant to the laws of the
         State of Nevada and having its place of business at
         6320 S. Sandhill Road, Suite #10
         Las Vegas Nevada
         89120

         ("Manloe")

                                    OF THE SECOND PART

AND:
          BRUCE JEZIOR
          Box 3569
          Pompana Beach, Florida
          33072

          ("Jezior")

                                    OF THE THIRD PART

WHEREAS:

A. Jazor has developed proprietary polymer based products, including polymer based products with anti-bacterial and anti-viral properties marketed under the name "ViroShield" and "WorkGluv".



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                                2

B. Jazor has agreed to grant to Manloe exclusive rights for the manufacture, marketing, distribution and sale of its products on the terms and conditions of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained, and in consideration of the sum of $10.00 paid by each party to the other, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby covenant and agree each with the other as follows:

1.        Definitions

1.1 Where used herein, or in any schedules or amendments attached hereto, the following terms will have the following meanings:

    (a)   "Exclusive Territory" means the world;

    (b) "Future Products" means any products developed by Jazor or Jezior which are not Products for the purposes of this Agreement;

    (c)   "Products" means the following products developed by
          Jazor:

          (i)   Viro-Shield and WorkGluv;

          (ii)  the Polymer Base;

          (iii) all polymer based products developed by Jazor;

          (iv) any products superceding or replacing ViroShield, WorkGluv or Jatex, including any modification to or products superceding any of ViroShield, WorkGluv or Jatex; and

          (v) any other product developed by Jazor or acquired by Jazor using the same or substantially similar polymer base as the Polymer Base;

    (d) "Net Revenues" means gross sales of the Products by Manloe, exclusive of sales taxes, less cost of goods sold of the Products, each as determined in accordance with generally accepted accounting principles;

    (e) "Polymer Base" means the hydrophilic polymer base product known as "Jatex" necessary to manufacture the Products;

    (f) "Trademarks" means all trade names, trade marks and other commercial symbols and related logos, including the trade names "ViroShield", "Jatex" and "WorkGluv", owned or used by Jazor in connection with the products;

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                                 3

2.        Grant of Exclusive License and Distribution Rights

2.1 Subject to the provisions of this Agreement and for the term hereinafter specified, Jazor hereby grants to Manloe the exclusive right and license to manufacture, distribute, market and sell the Products (the "License Rights"). In addition and subject to the terms of this Agreement, Jazor agrees to assign to Manloe the Trademarks forthwith upon execution of this Agreement.

3.        Term

3.1 The term of this Agreement shall be a non-expiring term commencing on the date of this Agreement, unless terminated sooner in accordance with the provisions of this Agreement.

4.        License Fee and Royalty

4.1 Manloe will pay to Jazor a one-time license fee equal to $50,000 (the "License Fee") upon execution of this Agreement in consideration for the grant of the License Rights.

4.2 In addition to the License Fee, Manloe will pay to Jazor a royalty (the "Royalty") equal to the greater of:

    (a)   $6,000 per month; or

    (b) 1.5% of Net Revenues realized by Manloe on sales of the Products,

subject to a cap on total Royalties paid of $2,000,000. Manloe will pay the Royalty to Jazor by payments of $6,000 per month, and by a payment on account of any Royalty in excess of $72,000 in each year (the "Royalty Differential") payable on an annual basis calculated within 60 days of each anniversary of the date of this Agreement. Upon aggregate Royalties equal to $2,000,000 having been paid by Manloe to Jazor, Manloe will have no further obligations to make any additional Royalty payments and Jazor will deliver to Manloe all confidential information, including formulae, technical data, engineering specifications, trade secrets necessary to enable Manloe to manufacture all products independently of Jazor. Manloe will have option to payout Royalty in advance to acquire this information.

4.3 The Royalty Differential will be payable on a yearly basis within 90 days of each anniversary of the date of this Agreement in respect of which the Royalty Differential is payable.

5.        Exclusive Territory

5.1 During the term of this Agreement, Jazor will not without the written consent of Manloe:

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                                 4

    (a) appoint, nor cause any corporation or entity associated with Jazor, to appoint another manufacturor, distributor or licensee for the Products;

    (b) undertake to market or sell the Products by itself, directly or indirectly;

    (c) sell the Products to any other party for re-sale or distribution within the Exclusive Territory, directly or indirectly;

    (d) sell the rights to manufacture, distribute or sell the Products within the Exclusive Territory to any other party; or

    (e) take any action which would have the effect of frustrating the exclusiveness of the License Rights granted by Jazor to Manloe.

6.        Right of First Refusal

6.1 (a) Jazor and Jezior agree that Manloe shall have a right of first refusal for the manufacture, marketing, distribution and sale of any Future Product developed by Jazor and/or Jezior as follows:

            (i) Jazor and/or Jezior shall notify Manloe in
                writing that a Future Product has been
                developed and shall provide Manloe with
                sufficient information, including technical and financial information, on which to make a decision on whether to manufacture, market, distribute and sell the Future Product; and

           (ii) Manloe acknowledges that Jazor and/or Jezior is entitled to obtain the most favourable terms with regard to manufacture, marketing, distribution and sale of any Future Product and that in order to do so Jazor and/or Jezior may provide other interested persons and/or entities with the same information set forth in 6.1 (d)(i) and may seek bona fide offers for the Future Product; and

           (iii)in the event that Jazor and/or Jezior receives any bona fide offers for the manufacture, marketing, distribution and sale of any Future Product and an offer is satisfactory to Jazor and/or Jezior, Jazor and/or Jezior shall give Manloe the privilege of manufacturing, marketing, distribution and selling the Future Product on the terms of the offer so made and shall provide the terms of such offer to Manloe within ten days of receipt thereof.

           (iv) in the event that Jazor and/or Jezior has not received other bona fide offers, Jazor and/or Jezior may make a reasonable offer to Manloe for the manufacture, marketing, distribution and sale of any Future Product or Manloe can make a reasonable offer to Jazor and/or Jezior.

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                                 5

    (b) Manloe shall have 60 days from receipt of the notice referred to in 6.1 (d) (i) to decide whether to exercise its right of first refusal.

    (c) in the event Manloe elects not to manufacture, market, distribute and sell the Future Product, then Jazor and/or Jezior shall be at liberty to do so with any other person or entity it chooses on monetary terms no less favourable than offered to Manloe.

    (d) in the event Manloe elects to distribute the Future Product, Jazor or Jezior, as applicable, will grant to Manloe the exclusive License Rights for the Future Product on substantially the same terms and conditions as the License Rights for the Products as granted to Manloe under this Agreement, with the exception of those monetary terms and conditions with respect to any license fee and royalty payments.

7.        Purchase of Products

7.1 Jazor will supply Manloe with all Polymer Base required for Manloe to manufacture the Products. All orders for the Polymer Base required by Manloe shall be placed by Manloe delivering written notice to Jazor of the type and quantity of Polymer Base ordered.

7.2 Each order for Polymer Base will be subject to the terms and conditions of this Agreement, including the representations and warranties of Jazor as set forth in this Agreement.

7.3 Jazor will deliver to Manloe all orders for Polymer Base placed by Manloe within 30 calendar days of the date Manloe delivers its order to Jazor. Manloe will provide additional and reasonable notice for any substantial increase in orders. Substantial increase is defined as any order that exceeds 25% of the average.

7.4 Jazor will sell the Polymer Base to Manloe on the following schedule of prices, with annual adjustment for to reflect the change in the cost to Jazor of manufacturing the Polymer Base (arms-length cases only):


Type       Quantity of Polymer Base     Price of Polymer Base

Jatex 80   100 lbs +                    $18.50

           400 lbs +                    $17.50

           800 lbs +                    $17.00

          1200 lbs +                    $16.25

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                                 6

Jatex 88   100 lbs +                    $19.00

           400 lbs +                    $18.25

           800 lbs +                    $17.50

          1200 lbs +                    $16.75


8.        Distribution of the Products

8.1 Manloe will have complete discretion as to the manufacture, distribution, marketing and sale of the Products

8.2 To enable Manloe to manufacture, market, distribute and sell the Products, Jazor will:

    (a) deliver to Manloe samples and technical information, at Jazor's expense, as reasonably required to market, distribute and sell the Products;

    (b) take such reasonable measures as are required to maintain the proprietariness of the patents, the trademarks and all information and know-how relating to the Products, including maintaining in confidence all such information and know-how and including maintaining all patents and trademarks in respect of the Products in good standing;

    (c) manufacture the Polymer Base at such volumes in order to enable Jazor to supply Manloe with the volumes of the Products ordered by Manloe;

    (d) assist Manloe in enabling Manloe to conduct clinical trials to verify the effectiveness of the Products as claimed in the scientific literature delivered by Jazor to Manloe

9.        Manufacturing

9.1 Jazor and Jezior will provide to Manloe all proprietary and technical information, including all formulas, manufacturing information and chemical and other engineering information and data, required in order to enable Manloe to manufacture the Products, exclusive of the proprietary information required to
manufacture the Polymer Base.   Jazor agrees to deliver into
escrow copies of all required documentation and information necessary for Manloe to manufacture the Polymer Base (the "Escrowed Information"). The escrow arrangement will be governed by an Escrow Agreement to be entered into upon execution of this Agreement between the attorney for Jazor, who shall be a member in good standing of the Bar Association of the State of Florida, (the "Escrow Agent") and each of Jazor and Manloe. The Escrow Agent will act impartially with duties to each of Jazor and Manloe. Manloe will be entitled to delivery of the Escrowed Information upon the occurrence of any of the following events (each an "Escrow Release Event"):

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                                 7

    (a) the material breach by Jazor of its obligations under this Agreement;

    (b) upon the death of Bruce Jezior, irrespective of any breach by Jazor of its obligations under this Agreement; or

    (c)   the entitlement of Manloe to a release of the Escrowed
          Information pursuant to Section 4.2.

Manloe shall continue to pay Jazor the Royalty Fee, upon a release of the Escrowed Information, pursuant to paragraph (a) or (b) above, subject to the right of Manloe to off-set any damages against such payments on account of damages incurred by Manloe as a result of the breach by Jazor of its obligations under this Agreement.

Manloe will be entitled to have Dr. James A. Roszell, Ph.D. verify the validity of the escrowed information prior to or simultaneous with delivery into escrow. The delivery of all information pursuant to this Section 9. would be subject to the execution by Manloe or its agent of a confidentiality agreement on reasonable terms and conditions as required to ensure the proprietary nature and confidentiality of the information.

Upon the occurrence of an Escrow Release Event, Manloe will be entitled to deliver a notice to the Escrow Agent requesting a release of the Escrowed Information (an "Escrow Release Notice"). Upon receipt of an Escrow Release Notice, the Escrow Agent will forthwith deliver a copy of the Escrow Release Notice to Jazor. In the event that the Escrow Agent does not receive any notice form Jazor contesting the release of the Escrowed Information to Manloe (an "Objection Notice") within 7 days of delivery of the notice by the Escrow Agent, then the Escrow Agent will deliver the Escrowed Information to Manloe. In the event the Escrow Agent receives an Objection Notice from Jazor, the Escrow Agent will continue to hold the Escrowed Information until directed to release the Escrowed Information by:

    (a) an order of a court of competent jurisdiction or the order of an arbitrator as contemplated by this Agreement; or

    (b)   the written agreement between Manloe and Jazor.

10.        Representations and Warranties

10.1 Jazor represents and warrants to Manloe (a) through (p) set forth below. Jezior represents and warrants that to the best of his actual knowledge and belief that (a) through (f), (h) through (k) and (m) through (p) set forth below are true. Both acknowledge that Manloe is relying upon such covenants, representations and warranties in entering into this Agreement and in any contract of purchase and sale of the Products. Manloe will not have any claim against Jezior individually in the absence of fraud or intentional misrepresentation.

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                                 8

    (a) Jazor has the right, power and authority to grant the License Rights to Manloe on the terms and conditions as set forth in this Agreement.

    (b) Jazor is the owner of all rights and intellectual property rights required to enable Manloe to distribute, market and sell the Products and to assign the Trademarks to Manloe in the manner contemplated by this Agreement.

    (c) the Products will have the effectiveness as claimed in the scientific and promotional literature respecting the Products which has been provided by Jazor to Manloe;

    (d) ViroShield has been granted classification by the U.S. Federal Drug Administration as an over the counter product under classification number 1056112 under federal regulation code 21, CFR, Section 207.21(a);

    (e)   ViroShield meets OSHA bloodborne pathogens standard
          (CRB 1910-1030);

    (f) ViroShield has been assigned NDC No. 62159-015-04, dated October 27, 1995;

    (g) all Polymer Base products sold by Jazor to Manloe will be in good, usable and merchantable condition and fit for its intended purpose;

    (h) The composition of the Products is proprietary to Jazor, is not information which is in the public domain and is information which has been kept and will be kept confidential at all times by Jazor;

    (i) Jazor is the owner of all intellectual property relating to the Products, including the Trademarks, and the rights to be granted to Manloe under this Agreement are not subject to the approval of any party or any license or similar agreement in favour of Jazor;

    (j) Jazor is not party to any court action and has not been threatened with any court action which could be material to this Agreement or which could affect the rights granted to Manloe in this Agreement;

    (k) Jazor has taken all reasonable steps, including entering into confidentiality agreements, to maintain its ownership of the Products and to maintain the confidentiality of the composition of the Products;

    (l) Jazor is the manufacturer of the Polymer Base and is capable of manufacturing and delivering the Polymer Base in sufficient volumes and quantities in order to satisfy the demands for the Products within the Exclusive Territory;

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                                 9

    (m) The marketing, manufacture, distribution and sale of the Products by Manloe as contemplated by this Agreement will not breach any patents, trademarks or other intellectual property rights of any party.

    (n) The entering into of this agreement and the consummation of the transactions contemplated hereby will not result in the violation of any of the terms and provisions of the constating documents or bylaws of Jazor or of any indenture, instrument or agreement, written or oral, to which Jazor may be a party.

    (o) The entering into of this agreement and the consummation of the transactions contemplated hereby will not, to the best of the knowledge of Jazor, result in the violation of any law or regulation to which Jazor or Jazor's business may be subject;

    (p) This agreement has been duly authorized, validly executed and delivered by Jazor.

11.        Indemnification

11.1 Jazor will indemnify Manloe from and against any liability, cost, demands, claims, expenses or court judgments incurred or suffered by Manloe arising from any defect in any Polymer Base product or breach of any representation or warranty herein with respect to any Product purchased by Manloe from Jazor or any breach of any obligation by Jazor under this Agreement, provided that such indemnification is conditional upon Manloe having complied with its obligations under this Agreement with respect to the purchase and sale of the Polymer Base products in issue and Manloe not having taken any negligent or fraudulent action which has given rise to any liability cost or expense.

12.        Right to Assign

12.1 Manloe will be entitled to assign all or any interest in the License Rights granted in this Agreement without the prior written consent of Jazor.

12.2 For the purposes of enabling Manloe to discharge its obligations under this Agreement, Manloe shall be entitled to appoint, by agreements in writing, dealers and retailers within the Exclusive Territory to ensure full and proper representation and sale of the Products throughout the Exclusive Territory.

13.        Non-Disclosure

13.1 Manloe will not, either before or after the termination of this Agreement, disclose to any person or corporation any information of any kind or nature respecting Products or make known any trade secret of Jazor or the terms of this agreement, except as required to provide manufacture, distribute, market and sell the Products.

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                                 10

14.        Legal Relationship

14.1 The legal relationship between Manloe and Jazor created by this Agreement shall be that of independent contractors. No relationship of principal and agent, partnership or joint venture is created between Manloe and Jazor. Jazor shall have not authority to bind or obligate Manloe to third parties in any manner whatsoever.

15.        Termination

15.1 Jazor will have the right to terminate this Agreement and the rights granted hereunder upon giving written notice of such termination upon the happening of any of the following events:

    (a) if Manloe shall breach any of the terms or conditions of this Agreement and such breach shall continue for a period of 45 days after written notice thereof has been given by Jazor to Manloe;

    (b) if Manloe makes a general assignment for the benefit of its creditors or is the subject of an order of bankruptcy granted by a court of competent jurisdiction shall institute any proceeding under any statute or otherwise relating to insolvency or bankruptcy or if any such proceeding under any statute is instituted against Manloe;

    (c) if a receiver, manager or any other person with like power shall be appointed to take charge of all of Manloe's undertaking business, property or assets.

15.2 In the event of termination, Jazor will retain all License Fees and Royalty Fees paid or payable to the date of termination, without prejudice to any rights of Manloe.

15.3 Manloe will have the right to terminate this Agreement upon delivery of 60 days written notice to Jazor.

16.        Dispute Resolution.

Any dispute or claim arising hereunder shall be settled by arbitration. Any party may commence arbitration by sending a written notice of arbitration to the other party. The notice will state the dispute with particularity. The arbitration hearing shall be commenced thirty (30) days following the date of delivery of notice of arbitration by one party to the other, by the American Arbitration Association ("AAA") as arbitrator. The arbitration shall be conducted in Las Vegas, Nevada in accordance with the commercial arbitration rules promulgated by AAA, and each party shall retain the right to cross-examine the opposing party's witnesses, either through legal counsel, expert witnesses or both. The decision of the arbitrator shall be final, binding and conclusive on all parties (without any right of appeal therefrom) and shall not be subject to judicial review. As part of his decision, the arbitrator may allocate the cost of arbitration, including fees of attorneys and experts,

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                                 11

as he or she deems fair and equitable in light of all relevant circumstances. Judgment on the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

17.        General Provisions

17.1 Any notice to Jazor or Manloe provided for or permitted to be given hereunder may be given by registered mail, postage prepaid, or by personal delivery at the addresses set forth on the
first page of this Agreement.   Any notice so mailed shall be
deemed, except during the currency of any postal disruption of which public notice has been given, to have been given or served the fifth day after it is deposited in any post office. Any party may change its address for service at any time by notice in writing to the other.

17.2        Time is of the essence of this Agreement.

17.3 This Agreement shall be binding on and, except as otherwise provided, shall enure to the benefit of legal successors or representatives of the parties, and to the permitted assigns of Jazor and Manloe.

17.4 If any provision of this Agreement is determined to be illegal, invalid or unenforceable, the provision shall be deemed to be severable from the remainder of this Agreement and shall not cause the illegality, invalidity or unenforceability of the remainder of this Agreement.

17.5 Manloe shall not be liable for any loss, damage, delay or failure to perform in whole or in part resulting from causes beyond Manloe's control, including, but not limited to, fires, strikes, insurrections, riots, embargoes, shortages in supplies, delays in transportation, or requirements or any governmental authority.

17.6 Jazor shall not be liable for any loss, damage, delay or failure to perform in whole or in part resulting from causes beyond Jazor's control, including, but not limited to, fires, strikes, insurrections, riots, embargoes, shortages in supplies, delays in transportation, or requirements or any governmental authority.

17.7 The failure of either party at any time to require the performance by the other party of any provision of this Agreement shall not affect in any way the right to require such performance at any later time nor shall the waiver by either party of a breach of any provision hereby be taken or held to be a waiver of such provision.

17.8 This Agreement may be executed in several counterparts, each of which is executed or any facsimiles thereof as executed is deemed an original and the counterpart together form a valid and binding agreement which may be sufficiently evidenced by any one such original counterpart.

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17.9      This Agreement sets forth the entire contract between
the parties concerning the subject matter thereof, and supersedes all prior and contemporaneous written or oral negotiations and agreements between them concerning the subject matter thereof. Except as provided for in this Agreement, any modification must be in writing and signed by both parties.

17.10 This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada and each party hereby attorns to such jurisdiction.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.


MANLOE LABS, INC.
by its authorized signatory:


Per: 	/s/ Roger Hocking
Authorized Signatory


JAZOR LABORATORY GROUP, INC.
by its authorized signatory:


Per:	/s/ Bruce C. Jezior
Authorized Signatory


/s/ Bruce C. Jezior

BRUCE JEZIOR
in his personal capacity